EX-99.J

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of The Royce Fund of our report dated February 18, 2021, relating to the financial statements and financial highlights, which appears in Royce Pennsylvania Mutual Fund, Royce Premier Fund, and Royce Special Equity Fund’s Annual Report on Form N-CSR for the year ended December 31, 2020. We also consent to the references to us under the headings "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

April 22, 2021